UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

July 30, 2013

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2013, George De Heer, Chief Financial Officer and Principal Accounting Officer of Universal Insurance Holdings, Inc. (the “Company”), notified the Company that he is voluntarily resigning, effective September 30, 2013, for personal reasons. There was no disagreement or dispute between Mr. De Heer and the Company which led to his decision to resign.

On August 5, 2013, Mr. De Heer and the Company entered into a Consulting Agreement, effective as of October 1, 2013 (the “Consulting Agreement”). The Consulting Agreement provides that Mr. De Heer will provide consulting services to the successor chief financial officer as well as general advice with respect to the Company’s business and operations. The Consulting Agreement will be effective through July 1, 2014, unless earlier terminated in accordance with its terms. Mr. De Heer will be paid an aggregate amount of $200,000 during the term of the Consulting Agreement, and will also be paid a signing bonus of $56,250. He will be reimbursed for out-of-pocket expenses reasonably incurred in performing the consulting services. In addition, Mr. De Heer will be reimbursed for certain health, dental, life, disability and long term care insurance payments for a period extending through September 30, 2014.

On August 5, 2013, the Board of Directors appointed Frank Wilcox to succeed Mr. De Heer as Chief Financial Officer and Principal Accounting Officer of the Company, effective as of October 1, 2013.

Mr. Wilcox, age 47, has served as the Company’s Vice President – Finance since January 2011. Prior to joining the Company, Mr. Wilcox was director, consolidation and SEC reporting at Burger King Corporation from 2006 to 2011. From 2000 to 2006, he served as senior vice president, controller at BankUnited. Earlier in his career he served in various capacities within the financial services industry, which included a role as an auditor at a large public accounting firm. Mr. Wilcox was licensed as a certified public accountant in New York from 1989 to 1992.

On August 5, 2013, Mr. Wilcox and the Company entered into an employment agreement, effective as of October 1, 2013 (“Employment Agreement”). The Employment Agreement provides that Mr. Wilcox will serve as the Company’s Chief Financial Officer and perform all duties commensurate with such position and report to the Company’s Chief Executive Officer. The Employment Agreement is effective through October 1, 2015, unless terminated in accordance with its terms.

Mr. Wilcox will receive an annual base salary of $350,000, and will also receive a total of 150,000 restricted shares of the Company’s common stock, which will vest over a period of two years. Mr. Wilcox’s receipt of such shares is subject to his continued employment through the applicable vesting dates.

Mr. Wilcox will receive health and welfare benefits, annual vacation of up to twenty-one (21) business days per year, and reimbursement for travel and related expenses.

The Employment Agreement includes confidentiality, non-disparagement, non-solicitation and non-competition provisions that will apply for at least one year following termination of Mr. Wilcox’s employment and other customary provisions.

The preceding summaries of the Consulting Agreement and the Employment Agreement do not purport to be complete and are qualified in their entireties by reference to the full texts of the Consulting Agreement and the Employment Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 7.01	Regulation FD Disclosure

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K information contained in the press release filed as Exhibit 99.1 to this report. The information furnished pursuant to, and incorporated by reference in, this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits:

10.1 Consulting Agreement, dated as of August 5, 2013, by and between George De Heer and the Company

10.2 Employment Agreement, dated as of August 5, 2013, by and between Frank Wilcox and the Company

99.1 Press Release, dated August 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 5, 2013	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Sean P. Downes
Sean P. Downes
President and Chief Executive Officer